EXECUTION COPY

Saxon Asset Securities Trust

Mortgage Loan Asset Backed Securities,

Series 2004-1

UNDERWRITING AGREEMENT

Dated:  February 16, 2004

To:

Saxon Asset Securities Company (the “Company”)

Saxon Mortgage, Inc. (“SMI”)

Re:

Standard Terms to Underwriting Agreement (June 1997 Edition)

Series

Designation:

Mortgage Loan Asset Backed Securities, Series 2004-1, Class A Notes, Class A-IO Notes, Class B-1 Notes, Class B-2 Notes, Class M-1 Notes, Class M-2 Notes, Class M-3 Notes, Class M-4 Notes (collectively, the “Securities”).  The Class A Notes, Class A-IO Notes, Class B-1 Notes, Class B-2 Notes, Class M-1 Notes, Class M-2 Notes, Class M-3 Notes and Class M-4 Notes are referred to herein collectively as the “Underwritten Notes.”

Underwriting Agreement:  Subject to the terms and conditions set forth and incorporated by reference herein, the Company hereby agrees to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and  Greenwich Capital Markets, Inc. (collectively, the “Underwriters”), and the Underwriters hereby agree to purchase from the Company, on or about February 19, 2004, the Underwritten Securities at the purchase price and on the terms set forth below; provided, however, that the obligations of the Underwriters are subject to: (i) receipt by the Company of the ratings specified in the table below by Standard & Poor’s Rating Service (“S&P”), and Moody’s Investors Service (“Moody’s,” and together with S&P, the “Rating Agencies”) with respect to each Class of Securities; (ii) receipt of a Prospectus Supplement; (iii) receipt of the Sales Agreement, dated as of February 19, 2004, by and between the Company and SMI; (iv) receipt of the Sale and Servicing Agreement (as defined below); (v) receipt of the Indenture (as defined below); (vi) receipt of the Trust Agreement, dated as of February 1, 2004 (the “Trust Agreement”), by and among the Company, Wilmington Trust Company, as Owner Trustee  (the “Owner Trustee”) and Deutsche Bank Trust Company Americas, as Administrator (the “Administrator”); and (vii) receipt of the Administration Agreement, dated as of February 1, 2004, by and among Saxon Asset Securities Trust 2004-1 (the “Trust”),  the Administrator, the Owner Trustee and the Company, in each case being in form and substance satisfactory to the Underwriters.

The Underwritten Notes will be issued pursuant to an Indenture dated as of February 1, 2004 (the “Indenture”), by and between the Trust and Deutsche Bank Trust Company Americas, as Indenture Trustee (the “Indenture Trustee”). The Class S Certificates and the ownership certificate (the “Ownership Certificate”) will be issued pursuant to the terms and conditions of the Trust Agreement.   The Trust’s obligations to make payments of principal and interest on the Underwritten Notes will be secured by the assets of the Trust Estate, which will consist primarily of mortgage loans secured by one-to-four family residential properties and include first and second lien, fixed and adjustable rate mortgage loans with the characteristics described in the Prospectus Supplement (the “Mortgage Loans”). The Mortgage Loans will be transferred to the Trust, and the Mortgage Loans will be serviced and administered in accordance with the terms and conditions of the Sale and Servicing Agreement, dated as of February 1, 2004 (the “Sale and Servicing Agreement”), by and among the Trust, Company, SMI, as Master Servicer (the “Master Servicer”), Saxon Mortgage Services, Inc., as Servicer (the “Servicer”) and the Indenture Trustee.

The Company and SMI specifically covenant to make available on the Closing Date for sale, transfer and assignment to the Trust, which assets will be pledged to the Indenture Trustee as part of the Trust Estate, Mortgage Loans having the characteristics described in the Prospectus Supplement; provided, however, that there may be immaterial variances from the description of the Mortgage Loans in the Prospectus Supplement and the actual Mortgage Loans delivered on the Closing Date.  Upon delivery of the Mortgage Loans to the Company, the Company will deliver such Mortgage Loans to the Trust Fund.

Registration Statement:  References in the Agreement (as defined below) to the Registration Statement shall be deemed to include registration statement no. 333-111832.

Aggregate Scheduled Principal Balance of Mortgage Loans:  Approximately $ $648,116, 994 (as of the Cut Off Date), including approximately $129,798,241.23 of fixed-rate Mortgage Loans and approximately $518,393,382.67 of Variable Rate Mortgage Loans.  In addition, approximately $451,883,006 will be deposited into the Pre-Funding Account.

Cut Off Date:  As of the close of business February 1, 2004.

Terms of the Securities:

Series 2004-1 Designation	Initial Principal Amount	Interest Rate	Proposed Ratings by Moody’s/ S&P	CUSIP Number	Sale of the Securities
Class A	$913,000,000	0.27% plus LIBOR (1)	Aaa/AAA	805564PL9	(4)
Class A-IO(2)	Notional	2.00%	Aaa/AAA	805564PM7	(4) (5)
Class S(2)	Notional	(3)	Aaa/AAA	805564PU9	(5)
Class M-1	$68,750,000	0.53% plus LIBOR (1)	Aa2/AA+	805564PN5	(4)
Class M-2	$57,750,000	1.13% plus LIBOR (1)	A2/A+	805564PP0	(4)
Class M-3	$19,250,000	1.35% plus LIBOR (1)	A3/A	805564PQ8	(4)
Class M-4	$11,000,000	1.65% plus LIBOR (1)	Baa1/A-	805564PR6	(4)
Class B-1	$15,950,000	1.75% plus LIBOR (1)	Baa2/BBB+	805564PS4	(4)
Class B-2	$14,300,000	2.90% plus LIBOR (1)	Baa3/BBB-	805564PT2	(4)

_________________________

(1)

These interest rates are subject to a fixed rate cap of 10.275% and the available funds rate described in the prospectus supplement.  After the initial auction call date, the spread over one-month LIBOR for the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class B-1 and Class B-2 Notes increases to 0.540%, 0.795%, 1.695%, 2.025%, 2.475%, 2.625% and 4.350%, respectively.

(2)

These classes will not receive any principal payments.  The Class A-IO Notes will accrue interest on their notional amount, as further described in the prospectus supplement.

(3)

The Class S Securities will accrue interest for each accrual period on their notional amount (which, as of any payment date, will equal the aggregate principal balance of the notes at the beginning of the accrual period) at the variable rate and subject to the cap described in the prospectus supplement.

(4)

The Underwritten Notes will be purchased by the Underwriters from the Company and will be offered by the Underwriters to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

(5)

The Company intends initially to retain the Class S Certificates and $220,000,000 of the initial notional principal balance of the Class A-IO Notes.

Underwritten Securities Ratings:  It is agreed that as a further condition of the Underwriters’ obligation to purchase the Underwritten Securities, the ratings indicated above by the Rating Agencies on the Underwritten Securities shall not have been rescinded and there shall not have occurred any downgrading, or public notification of a possible downgrading or public notice of a possible change, without indication of direction, in the ratings accorded the Underwritten Securities.

Mortgage Loans:  Mortgage Loans having the approximate characteristics described in the Prospectus Supplement with the final schedule attached as Schedule I to the Sale and Servicing Agreement.

Principal and Interest Payment Dates:  Each Payment Date shall be the 25th day of each month, or if such day is not a business day, the next succeeding business day, commencing in March 2004.  The initial Payment Date will occur on March 25, 2004.

Tax Status:  For federal income tax purposes, the Underwritten Notes will be characterized as debt to the extent they are issued to parties unrelated to the holder of the Ownership Certificate.  The Class S Certificates will not be treated as debt, but rather, to the extent issued to parties unrelated to the holder of the Ownership Certificate, will be treated as interests in a notional principal contract for federal income tax purposes.

Purchase Price:  The Underwriters hereby agree to purchase each Class of Underwritten Securities from the Company at the applicable purchase price set forth below (net the related underwriting fee), plus, in the case of the Class A-IO Notes accrued interest at the applicable Interest Rate from the close of business on February 1, 2004 through the Closing Date.  Each such purchase price is expressed as a percentage of the initial principal amount of the related Mortgage Loan pool.

Purchase Price
Class A	99.75%
Class A-IO	1.75854%
Class M-1	99.75%
Class M-2	99.75%
Class M-3	99.75%
Class M-4	99.75%
Class B-1	99.75%
Class B-2	99.75%

Each of the Underwriters agrees, severally and not jointly, subject to the terms and conditions contained herein and in the Standard Terms to Underwriting Agreement (June 1997 Edition), to purchase the principal balances of the Classes of Securities specified opposite its name below:

Class	Merrill Lynch & Co.	Credit Suisse First Boston LLC	J.P. Morgan Securities Inc.	Greenwich Capital Markets, Inc.
A	$ 639,100,000	$ 91,300,000	$ 91,300,000	$ 91,300,000
A-IO	880,000,000	—	—	—
M-1	48,125,000	6,875,000	6,875,000	6,875,000
M-2	40,425,000	5,775,000	5,775,000	5,775,000
M-3	13,475,000	1,925,000	1,925,000	1,925,000
M-4	7,700,000	1,100,000	1,100,000	1,100,000
B-1	11,165,000	1,595,000	1,595,000	1,595,000
B-2	10,010,000	1,430,000	1,430,000	1,430,000

The depositor intends initially to retain the Class S Certificates and $ 220,000,000 of the Notional Principal Balance of the Class A-IO Notes but may offer such Securities for sale from time to time in the future

Closing Date and Location:  10:00 a.m. Eastern Time on or about February 19, 2004, at the offices of McKee Nelson LLP, 1919 M Street, NW, Washington, DC 20036.  The Company will deliver the Underwritten Securities in book-entry form only through the same day funds settlement system of the relevant Depositories.

Due Diligence:  At any time prior to the Closing Date, the Underwriters have the right to inspect the Mortgage Loan Files, the related mortgaged properties and the loan origination procedures to ensure conformity with the Prospectus and the Prospectus Supplement.

Controlling Agreement:  This Underwriting Agreement, together with the Standard Terms to Underwriting Agreement (June 1997 Edition) (together, the “Agreement”), completely sets forth the agreements between the Company and SMI and the Underwriters and fully supersedes all prior agreements, both written and oral, relating to the issuance of the Underwritten Securities and all matters set forth herein.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. Any language referenced below and marked in brackets incorporate the amendments specified below.  Notwithstanding the foregoing, the Standard Terms are hereby amended for purposes of the Agreement as follows:  (i) the following paragraph shall be added to the Preliminary Statement: The Depositor may from time to time establish statutory trusts (each an “Owner Trust”) for the sole purpose of issuing notes (the “Notes” and collectively with any Certificates, shall be referred to as “Securities”) and certificates.  The Owner Trust’s obligation to make principal and interest payments to noteholders will be secured by Mortgage Assets pledged (the “Trust Estate”) to an indenture trustee(the “Indenture Trustee”) pursuant to the terms and conditions of an indenture (each, an “Indenture”). The Trust Estate shall primarily consist of Mortgage Assets transferred to the Owner Trust by the Depositor, and the Trust Estate shall be serviced and administered in accordance with the terms of a sale and servicing agreement (each a “Sale and Servicing Agreement”);  (ii) with the exception of any references in the Preliminary Statement, every instance where the term “Trust Agreement” or “Servicing Agreement” is referenced in the Standard Terms shall be changed to “Sale and Servicing Agreement,”  (iii) with respect to the Preliminary Statement in the Standard Terms, every instance where the term “Trust Agreement” or “Servicing Agreement” is referenced shall be changed to “Pooling and Servicing Agreement”;  (iv) with the exception of any references in the first through third paragraphs of the Preliminary Statement, every instance where the terms “Certificates” and “Underwritten Certificates” are referenced in the Standard Terms shall be changed to “Securities” and “Underwritten Securities” respectively, (v) with the exception of any references in the Preliminary Statement, every instance where the term “Trustee” is referenced in the Standard Terms shall be changed to “Indenture Trustee”, (vi) with respect to the seventh paragraph of the Preliminary Statement, there shall be added after the phrase “being transferred to the Trustee pursuant to the [Pooling and Servicing Agreement]” the phrase “being pledged to the Indenture Trustee pursuant to the Indenture”, (vii)  with respect to Section 1(a)(vii) the phrase “when duly and validly executed, authenticated, issued and delivered as contemplated hereby and by the [Sale and Servicing Agreement]” shall be amended to read “when duly and validly executed, authenticated, issued and delivered as contemplated hereby and by the Indenture”, (viii) with respect to Section 1(a)(ix), the phrase “the Agreement, any Sales Agreement, the [Sale and Servicing Agreement]: shall be amended to read “the Agreement, any Sales Agreement, the Sale and Servicing Agreement and the Indenture”; (ix) with respect to Section 1(a)(xi), the phrase “the Depositor will have transferred to the [Indenture Trustee] pursuant to the [Sale and Servicing Agreement]” shall be amended to read the “Depositor will have transferred to the Owner Trust, which will have pledged its interest  to the Indenture Trustee pursuant to the Indenture”, (x) with respect to Section 1(a)(xii) , the phrase “the Depositor will own the Mortgage Assets to be transferred to the [Indenture Trustee]” shall be amended to read “the Depositor will own the Mortgage Assets to be transferred to the Owner Trust pursuant to the Sale and Servicing Agreement, and subsequently pledged to the Indenture Trustee pursuant to the Indenture”, (xi) with respect to Section 1(a)(xiv), the phrase “duly and validly transferred to the [Indenture Trustee]” shall be amended to read “duly and validly pledged to the Indenture Trustee”; (xii) with respect to Section 1(a) (xv), the phrase “transfer of the Mortgage Assets to the [Indenture Trustee]” shall be amended to read “transfer of the Mortgage Assets to the Owner Trust”; (xiii) with respect to Section 1(a)(xvi), the phrase “duly and validly transferred to the [Indenture Trustee] pursuant to the [Sale and Servicing Agreement]” shall be amended to read “duly and validly pledged to the Indenture Trustee pursuant to the Indenture”;  (xiv) with respect to Section 5(a)(i), the term “Indenture” shall be inserted after the “[Sale and Servicing Agreement]”; (xv) with respect to Section 5(a)(v), the term “Indenture” shall be added after “[Sale and Servicing Agreement]”;  (xvi) with respect to Section 5(a)(ix), the phrase “required to preserve and protect the ownership interest of the [Indenture Trustee] in the Trust Estate during the term of the [Sale and Servicing Agreement]” shall be amended to “required to preserve and protect the security interest of the [Indenture Trustee] in the Trust Estate during the term of the Indenture”; (xvii) with respect to Sections 6(e)(i) and (vi), the term “Indenture” shall be inserted after the “[Sale and Servicing Agreement]”, (xviii) there shall be added to the final sentence of Section 1(ii) thereof the words “, the Trustee, DTC,” immediately following the phrase “any Credit Enhancer” therein, (xix) the phrase “upon notice of the Underwriters” in the last paragraph of Section 6(i) thereof shall be amended to read “upon notice to the Underwriters”, (xx) there shall be an additional representation and warranty by the Depositor to the effect that: each Sale and Servicing Agreement, when executed and delivered as contemplated thereby, will have been duly executed and delivered by the Depositor, and such Sale and Servicing Agreement will constitute a legal, valid and binding agreement, enforceable against the Depositor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law, (xxi) there shall be additional covenants by the Depositor in Section 5(a) thereof to the effect that (a) none of the Subsequent Mortgage Loans to be sold to the Trust Fund during the Pre-funding Period shall be a “high-cost home loan” or “predatory loan” as defined by the Local Law for the City of New York, No. 36 relating to predatory lending passed by the New York City Council on November 20, 2002, as amended from time to time (the “NYCC Predatory Lending Law”) and (b) with respect to all Subsequent Mortgage Loans relating to Mortgaged Properties located in New York City, New York (“NYC Subsequent Mortgage Loans”),  the Depositor shall provide the Underwriter, any of its agents or third party service providers designated by the Underwriter (each a “Designated Party”) access to the mortgage loan origination and data files, including but not limited to the related mortgage loan application, compliance worksheets or other forms and documents submitted by the Mortgagor in connection with the origination of such Subsequent Mortgage Loan, and shall permit the Underwriter, its agents or any Designated Party to perform necessary due diligence procedures to verify that none of the NYC Subsequent Mortgage Loans constitute “high-cost home loans” or “predatory loans” as defined in the NYCC Predatory Lending Law and (xxii) there shall be added to the end of Section 8(c) the following words: "No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party if indemnity could have been sought hereunder unless such settlement (i) includes an unconditional release of such indemnified party from all liability of any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party."

Information Provided by the Underwriters:  It is understood and agreed that the information set forth under the heading “Underwriting” in the Prospectus Supplement is the only information furnished by the Underwriters to the Company for inclusion in the Registration Statement and the Final Prospectus.

Collateral Term Sheets, Structural Term Sheets and Computational Materials:  The Underwriters hereby represent and warrant that (i) a hard copy of the information provided by the Underwriters to the Company in electronic form and attached hereto as Exhibit A, if any, constitutes all “Collateral Term Sheets” or “Structural Term Sheets” (that are required to be filed with the Commission within two business days of first use under the terms of the response of the staff of the Commission to a No-Action request from the Public Securities Association (made generally available March 9, 1995)) disseminated by the Underwriters to investors in connection with the Underwritten Securities and (ii) a hard copy of the information provided by the Underwriters to the Company and attached hereto as Exhibit B, if any, constitutes all “Computational Materials” disseminated by the Underwriters in connection with the Underwritten Securities.

Indenture Trustee:  Deutsche Bank Trust Company Americas will act as Indenture Trustee with respect to the Trust Estate.

Blue Sky Qualifications:  The Underwriters specify, and the parties intend to qualify the Underwritten Securities in, no jurisdictions pursuant to the Agreement.

Applicable Law:  THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Notices:  All communications hereunder, if sent to the Underwriters, shall be mailed, delivered or telegraphed and confirmed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, 10/F, New York, New York 10080.

*  *  *  *  *

The Underwriters agree, subject to the terms and provisions of the Standard Terms to the Underwriting Agreement (June 1997 edition), a copy of which is attached, and which is incorporated by reference herein in its entirety and made a part hereof to the same extent as if such provisions had been set forth in full herein, to purchase the Underwritten Securities.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

on behalf of the Underwriters

By: /s/ Ted Bouloukos

Name:  Ted Bouloukos

Title:     Authorized Signatory

Accepted and Acknowledged

As of the Date First Above

Written:

SAXON ASSET SECURITIES COMPANY

By: /s/ Ernest G. Bretana

Name:  Ernest G. Bretana

Title:  Vice President

SAXON MORTGAGE, INC.

By: /s/ Ernest G. Bretana

Name:  Ernest G. Bretana

Title:  Senior Vice President

EXHIBIT A

Collateral Terms Sheet or Structural Terms Sheet

[None]

EXHIBIT B

Computational Materials

[Intentionally Omitted]